Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264830, 333-263998, and 333-272197) and Form S-8 (No. 333-276417) of our report dated March 28, 2024, relating to the consolidated financial of Sunshine Biopharma, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

Certified Public Accountants

Lakewood, CO

March 28, 2024